Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. REPORTS THIRD QUARTER 2003 REVENUES AND

COMPARABLE RESTAURANT SALES

COMPANY ANNOUNCES EXECUTION OF A LEASE IN SAN BERNARDINO, CALIFORNIA

Huntington Beach, California, October 16, 2003—Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) reported today that revenues increased approximately 40% to $26.7 million for the third quarter ended September 28, 2003 versus $19.0 million in the third quarter of 2002. Comparable restaurant sales for the BJ’s Restaurants increased approximately 3.4% for the three-month period versus 3.2% during the same period a year ago. The increase in comparable restaurant sales during the third quarter of 2003 included a menu price increase of approximately 1.5% taken during May 2003.

The Company intends to release third quarter results after the close of market on Tuesday, November 4, 2003. An investor conference call will be broadcast live over the Internet at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) that same day. A webcast of the investor conference call will be available on the main page of the Company’s web site located at http://www.bjsbrewhouse.com.

During the third quarter, the Company opened a new restaurant in Cerritos, California and subsequent to the third quarter opened a restaurant in San Jose, California on October 1, 2003, to total four new restaurants to date in 2003.

Additionally, Chicago Pizza & Brewery, Inc. announced today that it has executed a lease for a BJ’s Restaurant and Brewhouse in San Bernardino, California. The restaurant is planned for approximately 8,000 square feet on a pad site located in The Hub project, visible from Interstate 10. The Company anticipates opening this restaurant in fall 2004.

Chicago Pizza & Brewery, Inc. operates 32 casual dining restaurants, some of which incorporate brewpubs. Twenty-one of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona, Lewisville, Texas (Dallas), Clear Lake, Texas (Houston) and Addison, Texas (Dallas). In addition, the Company operates six restaurants in Oregon, three of which are Pietro’s, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants offer customers moderate prices and tremendous value on an incredible menu that includes deep-dish Chicago-style pizza as well as sandwiches, salads, fabulous desserts, critically acclaimed hand-crafted beers and more. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs regarding the anticipated opening dates of new restaurants and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.